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                                                                   EXHIBIT 13(c)

                            SUBSCRIPTION AGREEMENT

        This Subscription Agreement (the "Agreement"), dated February 7, 1997, by and between USAA Life Insurance Company ("USAA LIFE"), a stock life insurance company existing under and by virtue of the laws of the State of Texas, and USAA Life Investment Trust ("Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware (collectively, the "Parties").

        In consideration of the mutual promises set forth herein, the Parties hereto agree as follows:

        1. The Trust agrees to sell to USAA LIFE, and USAA LIFE agrees to purchase, for the aggregate amount of $55,000,000.00, shares of beneficial interest of two new series (collectively, the "New Funds") of the Trust (hereinafter the "Shares") at a price of ten dollars ($10.00) per Share for each New Fund, in the following amounts:

            3,500,000 Shares of USAA Life Variable Annuity Aggressive Growth Fund 2,000,000 Shares of USAA Life Variable Annuity International Fund

        In the event USAA Life, in its sole discretion, decides to purchase Shares of either New Fund in increments rather than at one time, the price of such Shares shall be the then current net asset value per Share of each Fund, beginning with the initial net asset value per Share of each Fund, as designated above.

        2. The Parties agree to consummate such sale and purchase (a) following the effectiveness of the relevant amendment(s) to the Trust's Form N-1A registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 ("1933 Act"), and (b) prior to the commencement of the Trust's offering of any Shares to the Separate Account of USAA Life Insurance Company to fund benefits under variable annuity contracts issued by USAA Life. In the event USAA Life decides to purchase Shares of either New Fund in increments, only the first incremental purchase for each New Fund needs to meet the latter condition.

        3. USAA LIFE acknowledges that the Shares have not been registered under any state or federal securities laws and that, therefore, the Trust is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. USAA LIFE also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under state and federal securities laws, and that USAA LIFE may be required to bear the economic risk of an investment in the Shares for an indefinite period of time.

        4. USAA LIFE represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.

        5. USAA LIFE agrees that it will not sell or dispose of the Shares or any part thereof unless registration statements with respect to such Shares are then in effect under the 1933 Act and under any applicable state securities laws or unless the undersigned shall have delivered to the

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Trust an opinion of counsel acceptable to the Trust, in form and substance acceptable to the Trust, that no such registration is necessary.

        6. USAA LIFE further agrees to withdraw any request to redeem any of the Shares to the extent the Trust informs the undersigned that the effect of such redemption could have a material adverse effect on the New Funds.

        7. The Parties acknowledge, with respect to the foregoing, that USAA Life will bear the organizational expenses of the New Funds.

        In WITNESS THEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives as of the date first set forth above.


USAA LIFE INSURANCE COMPANY                USAA LIFE INVESTMENT TRUST


BY: /s/ EDWIN L. ROSANE                    BY: /s/ EDWIN L. ROSANE
   ------------------------------             ------------------------------
        EDWIN L. ROSANE                            EDWIN L. ROSANE
        CEO, President                             CEO, President


Attest: /s/ R. T. HALINSKI, JR.            Attest: /s/ R. T. HALINSKI, JR.
        -------------------------                 --------------------------
            R. T. HALINSKI, JR.                        R. T. HALINSKI, JR.
            Assistant Secretary                        Assistant Secretary


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